Exhibit 10.12

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of March 25, 2021, is made by and among SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (the “Sponsor”), Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), and Dream Holdings, Inc., a Delaware corporation (the “Company”). The Sponsor, Acquiror and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Sponsor holds 5,630,000 Class B ordinary shares of Acquiror (“Class B Shares”), of which 750,000 are held indirectly by those Persons listed on Schedule I attached hereto (such Persons, the “Strategic Investors”);

WHEREAS, Acquiror, Spring Valley Merger Sub, Inc., a Delaware corporation, and the Company entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to their terms, all of the Class B Shares shall be converted into Acquiror Common Stock at the time of consummation of the Merger (the “Conversion”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement contemporaneously with the execution and delivery of the Merger Agreement by the parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.            Vesting and Forfeiture.

(a)            The Sponsor agrees that, as of immediately following the Closing and the Conversion, 1,500,000 shares of the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion (the “Unvested Shares”) shall be subject to the vesting and forfeiture provisions set forth in this Section 1. For the avoidance of doubt, any Acquiror Common Stock beneficially owned by any individual other than the Sponsor and any Acquiror Common Stock beneficially owned by the Sponsor (including all such Acquiror Common Stock held indirectly by the Strategic Investors), other than the Unvested Shares, shall not be subject to vesting or forfeiture. The Sponsor agrees that it shall not, and shall cause its Affiliates not to, Transfer (other than to an Affiliate) any Unvested Share held by the Sponsor prior to the date such Unvested Share becomes vested pursuant to Section 1(b).

(b)            Vesting of Acquiror Common Stock.

(i)            250,000 of the Unvested Shares shall vest if (A) the price of the Acquiror Common Stock as of the Closing Date equals or exceeds $12.00 per share, at the close of market on the Closing Date or (B) over each of any 20 Trading Days within any 30 Trading Day period during the 60 months following the Closing (the “Initial Vesting Measurement Period”) the VWAP of the Acquiror Common Stock is greater than or equal to $12.00 per share, at the close of market on such 20th Trading Day;

(ii)            250,000 of the Unvested Shares shall vest if (A) the price of the Acquiror Common Stock as of the Closing Date equals or exceeds $14.00 per share, at the close of market on the Closing Date or (B) over any Initial Vesting Measurement Period the VWAP of the Acquiror Common Stock is greater than or equal to $14.00 per share, at the close of market on such 20th Trading Day;

(iii)          500,000 of the Unvested Shares shall vest if, over each of any 20 Trading Days within any 30 Trading Day period during the 66 months following the Closing (the “Additional Vesting Measurement Period”), the VWAP of the Acquiror Common Stock is greater than or equal to $15.00 per share, at the close of market on such 20th Trading Day; and

(iv)          500,000 of the Unvested Shares shall vest if (A) the price of the Acquiror Common Stock as of the date that is six months following the Closing Date equals or exceeds $20.00 per share, at the close of market on such date or (B) over any Additional Vesting Measurement Period the VWAP of the Acquiror Common Stock is greater than or equal to $20.00 per share, at the close of market on such 20th Trading Day.

(v)            The per share stock prices referenced in Section 1(b)(i) through Section 1(b)(iv) above will be equitably adjusted on account of any changes in the equity securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.

2.            Tax Treatment. The Parties intend that the Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the receipt of the portion of the Unvested Shares subject to vesting under Section 1(b) of this Agreement.

3.            Forfeiture of Unvested Acquiror Common Stock. Any Unvested Share that remains unvested (a) pursuant to Section 1(b)(i) through 1(b)(ii) as of the expiration of the Initial Vesting Measurement Period or (b) pursuant to Section 1(b)(iii) through 1(b)(iv) as of the expiration of the Additional Vesting Measurement Period, as applicable, shall be forfeited and shall be transferred by the Sponsor to Acquiror for cancellation, without any consideration for such transfer.

4.            Lock-Up.

(a)            Subject to Section 4(b), the Sponsor hereby agrees that it shall not, and shall cause any of its Permitted Transferees not to, Transfer any Lock-up Shares until the end of the Lock-up Period.

(b)            Notwithstanding the provisions set forth in Section 4(a), the Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (i) to (A) Acquiror’s or Sponsor’s officers or directors or (B) any Affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; or (iv) by virtue of the laws of the State of Delaware or the Sponsor limited liability company agreement upon dissolution of the Sponsor.

(c)            For purposes of this Agreement:

(i)            the term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (A) one year after the Closing Date and (B) over any 20 Trading Days within any 30 Trading Day period the VWAP of the Acquiror Common Stock is greater than or equal to $12.00 per share (in which case, the Lock-up Period shall automatically end upon the close of such 20th Trading Day); provided in no event shall Sponsor transfer any Acquiror Common Stock prior to the date that is 180 days after the Closing Date; provided, further, that the Parties may mutually agree to shorten the duration of or otherwise waive the Lock-up Period;

(ii)            the term “Lock-up Shares” means the Acquiror Common Stock beneficially owned by the Sponsor immediately following the Closing and the Conversion; provided, that, for clarity, any other shares of Acquiror Common Stock (A) issued in connection with the PIPE investment described in Section 5.16 of the Merger Agreement, (B) held indirectly by the Strategic Investors through Sponsor, or (C) acquired in connection with the Transactions or in the public market or pursuant to a transaction exempt from registration under the Securities Act, pursuant to a subscription agreement where the issuance of Acquiror Common Stock occurs on or after the Closing, shall not constitute Lock-up Shares;

(iii)           the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom the Sponsor is permitted to transfer such Lock-up Shares prior to the expiration of the Lock-up Period pursuant to Section 4(b); and

(iv)           the term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(d)          Notwithstanding anything to the contrary in this Agreement, any waiver, termination, shortening or other amendment or modification to any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder which improves the terms of any such lock-up for such Company Stockholder shall apply pro rata and on the same terms to the Lock-Up of the Sponsor hereunder and the provisions of this Section 4 shall be deemed immediately and automatically waived, terminated, shortened or amended or modified, as the case may be, without further action of the Parties.

(e)           From and after the Closing, prior to waiving, terminating, shortening or otherwise amending or modifying the terms of any lock-up agreement applicable to the Acquiror Common Stock held by any Company Stockholder, Acquiror will provide reasonable advance written notice (in no case less than five Trading Days) to the Sponsor, indicating that Acquiror plans to take a specified action with respect to such lock-up agreement and setting forth the terms of any such waiver, termination, shortening or other amendment or modification.

5.           Merger Agreement Amendment. Notwithstanding anything to the contrary in the Merger Agreement, any Ancillary Agreement or any other agreement, if, prior to April 2, 2021, Requisite Stockholder Support has not been achieved then at the written request of Sponsor, the Parties agree, if such amendments or modifications are possible, to amend the Merger Agreement within 10 Business Days of delivery of such written request, making only those modifications as are necessary to adjust the mechanical steps by which the Merger will occur, in such fashion as the Parties, acting in good faith, agree will result in the Company Stockholders that have executed and delivered the Company Support Agreement on or prior to such date providing all consents and approvals from Company Stockholders necessary to approve the Merger Agreement, the Merger, and, to the extent required by Law, the Transactions (in each case, after giving effect to such amendments or modifications to the Merger Agreement) (including, but not limited to, modification to provide for a mandatory conversion of all Preferred Stock to Common Stock in connection with the consummation of the Merger); provided that any such amendment or modification shall result in each Stockholder receiving a number of Acquiror Common Stock equal to the amount of Acquiror Common Stock that such Company Stockholder would have received pursuant to the Merger Agreement in effect as of the time immediately prior to the effectiveness of such amendment.

6.           Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

7.           No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

8.        Incorporation by Reference. Sections 1.02 (Construction), 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; WAIVER OF JURY TRIAL), 11.13 (Enforcement), 11.14 (Non-Recourse) and 11.15 (Non-survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SV ACQUISITION SPONSOR SUB, LLC

By:	/s/ David Levinson
	Name:	David Levinson
	Title:	Secretary

SPRING VALLEY ACQUISITION CORP.

By:	/s/ Christopher Sorrells
	Name:	Christopher Sorrells
	Title:	Chief Executive Officer

Signature Page to Sponsor Letter Agreement

DREAM HOLDINGS, INC.

By:	/s/ David Rosenberg
	Name:	David Rosenberg
	Title:	Chief Executive Officer

Signature Page to Sponsor Letter Agreement

Schedule I

Strategic Investors

1.	Adage Capital Management LP

2.	Polar Multi-Strategy Master Fund

3.	Kepos Alpha Master Fund L.P.

4.	CVI Investments, Inc.

5.	Glazer Capital LLC

Schedule I to Sponsor Letter Agreement